Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of XTI Aerospace, Inc. of our report dated April 15, 2025 with respect to the financial statements of XTI Aerospace, Inc. for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 10-K of XTI Aerospace, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 15, 2026